EXHIBIT 21


       The only subsidiaries of the Registrant are Shaw Transport, Inc., a Georgia corporation, Shaw Financial Services, Inc., a Georgia corporation, Carpets International, PLC., a United Kingdom corporation, Capital Carpet Industries, Pty., Ltd., an Australian corporation and Terza, S.A. de C.V., a Mexican corporation.